Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Byline Bancorp, Inc. of our report dated April 7, 2017, except for the effects of the re-incorporation and share exchange discussed in Note 26 – Subsequent Events to the consolidated financial statements, as to which the date is June [●], 2017, relating to the consolidated financial statements of Byline Bancorp, Inc. and Subsidiaries, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Moss Adams LLP

Portland, Oregon

[●], 2017

The foregoing consent is in the form that will be signed upon the completion of the re-incorporation and reverse stock split as described in Note 26 to the consolidated financial statements.

/s/ Moss Adams LLP

May 31, 2017